                                                                  Exhibit (a)(1)

                      INTERTRUST TECHNOLOGIES CORPORATION

     OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS UNDER ELIGIBLE OPTION PLANS

                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                 AT 9:00 P.M., PACIFIC TIME, ON JUNE 22, 2001,
                         UNLESS THE OFFER IS EXTENDED.
                         -----------------------------

InterTrust Technologies Corporation ("InterTrust", "we" or "us") is offering to exchange all outstanding options to purchase shares of our common stock granted under the InterTrust Technologies Corporation 1995 Stock Plan (the "1995 option plan"), the InterTrust Technologies Corporation 1999 Equity Incentive Plan (the "1999 option plan") and the InterTrust Technologies Corporation 2000 Supplemental Plan (the "2000 option plan") (collectively, the "eligible option plans") that have an exercise price of $5.00 per share or more (after giving effect to InterTrust's two-for-one stock split on February 24, 2000) for new options we will grant under an eligible option plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to one hundred percent (100%) of the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of the InterTrust Board of Directors held more than six months and one day following the date we cancel the options accepted for exchange (the "replacement grant date"). You may tender options for all or any portion of the shares of common stock subject to your options. However, if you wish to participate in this program, you are required to cancel all options granted to you on or after November 24, 2000, including options granted to you that are below the $5.00 per share exercise price.

This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions which we describe in section 6 of this offer to exchange.

If you tender options for exchange as described in the offer, we will grant you new options under an eligible option plan and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq Market on the date of grant, as reported in the print edition of The Wall Street Journal. The new options will vest on the same schedule as the options you elect for exchange, as if the new options were granted on the original grant date of the cancelled options, and will have other terms and conditions that are substantially the same as those of the cancelled options (in other words, if you would have vested in 100 shares under your old option by the replacement grant date, you will have 100 shares vested in the new option on the replacement grant date). The new options will be "blacked out", and you will not be able to exercise them for two weeks following the replacement grant date to allow us to handle administrative matters relating to the new grant.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS. WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN INVESTMENT OR TAX ADVISORS IN MAKING YOUR DECISION WHETHER TO TENDER YOUR OPTIONS.

Shares of our common stock are quoted on the Nasdaq Market under the symbol "ITRU." On May 23, 2001, the last reported sale price of the common stock on the Nasdaq Market was $2.19 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to John Amster, Vice President, Corporate Development, InterTrust Technologies Corporation, 4750 Patrick Henry Drive, Santa Clara, California 95054, by email at jamster@intertrust.com or by telephone at (408) 855-0100.
   ----------------------

                                   IMPORTANT

If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us by fax at (408) 855-0144 or, by email at jamster@intertrust.com or by post at InterTrust Technologies
            ----------------------
Corporation, 4750 Patrick Henry Drive, Santa Clara, California 95054, Attn:
John Amster, Vice President, Corporate Development.

We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
SUMMARY TERM SHEET........................................................................      1

INTRODUCTION..............................................................................      6

THE OFFER.................................................................................      7

1.        Number of Options; Expiration Date..............................................      7
2.        Purpose of the Offer............................................................      7
3.        Procedures for Tendering Options................................................      8
4.        Withdrawal Rights...............................................................      9
5.        Acceptance of Options for Exchange and Issuance of New Options..................      9
6.        Conditions of the Offer.........................................................     10
7.        Price Range of Common Stock Underlying the Options..............................     12
8.        Source and Amount of Consideration; Terms of New Options........................     12
9.        Information Concerning InterTrust...............................................     13
10.       Interests of Directors and Officers; Transactions and Arrangements
               Concerning the Options.....................................................     14
11.       Status of Options Acquired by Us in the Offer; Accounting Consequences
               of the Offer...............................................................     14
12.       Legal Matters; Regulatory Approvals.............................................     14
13.       Material Federal Income Tax Consequences........................................     15
14.       Extension of Offer; Termination; Amendment......................................     15
15.       Fees and Expenses...............................................................     16
16.       Additional Information..........................................................     16
17.       Miscellaneous...................................................................     17

SCHEDULE A Information Concerning the Directors and Executive Officers of InterTrust Technologies Corporation

                              SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

 .  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all stock options having an exercise price of $5.00 per share or more (after giving effect to InterTrust's two-for-one stock split on February 24, 2000) which are outstanding under the eligible option plans, or any lesser number of options that option holders properly tender in the offer, for new options under eligible option plans. If you tender any options, you will be required to tender all options granted since November 24, 2000 regardless of exercise price (including options granted to you that are below the $5.00 per share exercise price). (Page 7)

 .  WHY ARE WE MAKING THE OFFER?

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. (Page 7)

 .  WHO IS ELIGIBLE?

Except for members of InterTrust's Board of Directors, executive officers, and vice presidents in the corporate development and finance departments, any current employee of InterTrust with a current stock option under an eligible option plan having an exercise price of at least $5.00 per share (after giving effect to InterTrust's two-for-one stock split on February 24, 2000) is eligible.

 .  WILL ALL THE OVERSEAS EMPLOYEES BE ELIGIBLE TO PARTICIPATE?

Except as noted above, all employees with a current stock option from an eligible option plan are eligible. Special considerations may apply to employees located in Australia, Hong Kong, Japan and the United Kingdom. Employees in the United Kingdom should particularly note the required tax election described below. In some of these countries, the application of local taxation rules may have an impact upon the re-grant. The Company is planning a series of communication forums for those countries so affected. (Page 7)

 .  WHAT ARE THE CONDITIONS TO THE OFFER?

The offer is not conditioned upon a minimum number of options being tendered. The offer is subject to a number of conditions, including the conditions described in section 6. (Page 10)

 .  ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION
   DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

To receive a grant of new options pursuant to the offer and under the terms of the eligible option plan, you must be an employee of InterTrust or one of its subsidiaries from the date you tender options through the date we grant the new options. As discussed below, we will not grant the new options until the first meeting of the compensation committee of InterTrust's Board of Directors at least six months and one day following the date we cancel the options accepted for exchange (the "replacement grant date"). IF YOU ARE NOT AN EMPLOYEE OF INTERTRUST OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. (Pages 9,10)

 .  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

We will grant you new options to purchase the number of shares of our common stock which is equal to one hundred percent (100%) of the number of shares of common stock subject to the options you tender. All new options will be granted under an eligible option plan and will be subject to the terms and conditions of an eligible option plan and a new option agreement between you and us. The new option agreement will be in substantially the same form as the option agreement or agreements for your current options. (Page 7)

 .  WHEN WILL I RECEIVE MY NEW OPTIONS?

Provided you are an employee of InterTrust or one of its subsidiaries from the date you tender your options through the date we grant the new options, we will grant the new options on the date of the first meeting of the compensation committee of the InterTrust Board of Directors held at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on June 25, 2001, which is one business day after the scheduled expiration date of the offer, the grant date of the new options will be on or after December 26, 2001. We will provide you with prompt notification of the acceptance for exchange and cancellation of the options that you elect to tender in the exchange. To give us time to prepare and distribute the new option documentation, the new options will be blacked out for two weeks following the replacement grant date. (Page 9)

 .  WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF
   THE OFFER?

If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our operating results. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 14)

 .    IS THIS A REPRICING?

This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and InterTrust would have a variable accounting charge against earnings. (Page 14)

 .    WHY CAN'T INTERTRUST JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER
COMPANIES?

In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, our progress toward profitability would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (Page 14)

 .    WOULDN'T IT BE EASIER TO JUST QUIT INTERTRUST AND THEN GET REHIRED?

This is not an available alternative because a rehire and resulting re-grant within six months of the option cancellation date would be treated the same as a repricing. Again, such a repricing would cause InterTrust to incur a variable accounting charge against earnings. (Page 14)

 .  IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION
   GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

Because of the accounting limitations, participants in this program will not be granted any additional stock options until after the replacement grant date. (Page 10)

 .  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq Market on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. The exercise price of any option you tender must be at least $5.00 per share (after giving effect to InterTrust's two-for-one stock split on February 24, 2000). This price is higher than the current market price of our common stock, which was $2.19 per share on May 23, 2001. HOWEVER, BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME

OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (PAGE 12)

 .  WHEN WILL THE NEW OPTIONS VEST?

The vesting schedule for all new options granted in this program will be exactly the same as the vesting schedule for the cancelled options. On the replacement grant date, you will have vested in the same number of options as if you had not exchanged your options under this offer. Therefore, no employee will lose nor gain vesting in the replacement option, but rather the new option will vest on the same schedule as the prior option. (Page 12)

 .  WHAT WILL BE THE TERMS AND CONDITIONS OF MY NEW OPTIONS?

Except for the new option exercise price and the black out period, the terms and conditions of your new options will be substantially the same as the cancelled options. As noted above, the vesting schedule for the replacement option will be exactly the same as the cancelled option. (Page 12)

 .  WHAT HAPPENS IF INTERTRUST IS SUBJECT TO A CHANGE OF CONTROL AFTER THE NEW
   OPTIONS ARE GRANTED?

The new options will include the same vesting acceleration provisions, if any, as the cancelled options. Therefore, your new options would accelerate under the same conditions and to the same extent as your current options. (Page 12)

 .  WHAT HAPPENS IF INTERTRUST IS SUBJECT TO A CHANGE OF CONTROL BEFORE THE NEW
   OPTIONS ARE GRANTED?

There are several different types of change of control transactions that can occur. If we are a party to a change of control transaction typically referred to as a merger, stock acquisition or consolidation of InterTrust with or into another entity or any other corporate reorganization before the new options are granted, the surviving corporation would inherit our obligation to grant new options at the replacement date. The new options would still be granted on the replacement grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. The vesting schedule of the new options would give you the benefit of any acceleration provisions you may have under your existing InterTrust options. (Page 10) If we are a party to a change of control transaction typically referred to as an asset acquisition, where a company purchased just the assets of InterTrust, it would be entirely within the discretion of the acquiring company to assume our obligation under this plan. IN ADDITION, IN THE EVENT OF ANY TYPE OF CHANGE OF CONTROL TRANSACTION, THERE CAN BE NO ASSURANCE THAT YOU WILL NOT BE HIRED OR INVOLUNTARILY TERMINATED BY THE SUCCESSOR ENTITY BEFORE THE NEW OPTIONS ARE GRANTED, IN WHICH CASE YOU WOULD NOT RECEIVE ANY NEW OPTIONS.

 .  DO I HAVE TO TENDER ALL OF MY OPTION GRANTS?

You can optionally elect to cancel one or more options granted under the eligible option plans with an exercise price of at least $5.00 per share (after giving effect to InterTrust's two-for-one stock split on February 24, 2000). However, if you elect to participate in this offer, in addition to the options that you optionally elect to cancel, all options granted to you from November 24, 2000 to May 24, 2001 will be cancelled regardless of their exercise price. In addition, you will have to tender all options in each specific grant. If you have partially exercised an option, any remaining outstanding, unexercised options can be cancelled. The re-grant will be only in replacement of cancelled options, however, we cannot partially cancel an outstanding option. (Page 7)

 .  WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. Again, special considerations apply to employees located in Australia, Hong Kong, Japan and the United Kingdom. In some of these countries, this application of local taxation rules may have an impact upon the re-grant.

We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer. (Page 15)

 .    WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NONSTATUTORY OPTIONS?

The new options will be nonstatutory options. (Page 13) We advise you to contact your accountant or other tax advisor to learn the difference in the tax treatment between incentive stock options and nonstatutory stock options.

 .  WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I
   BE NOTIFIED IF IT IS EXTENDED?

The offer expires on June 22, 2001, at 9:00 p.m., Pacific time, unless it is extended by us.

We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long.

If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the offer period. (Page 15)

 .  HOW DO I TENDER MY OPTIONS?

If you decide to tender your options, you must deliver, before 9:00 p.m., Pacific time, on June 22, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to InterTrust Technologies Corporation, 4750 Patrick Henry Drive, Santa Clara, California 95054, Attn.: John Amster, Vice President, Corporate Development.

If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer.

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer.

 .    IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

Options designated to be exchanged under this program will be cancelled after 9:00 p.m. Pacific Time on June 22, 2001. (Page 14)

 .    WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. (Page 8)

 .  DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

You may withdraw your tendered options at any time before 9:00 p.m., Pacific time, on June 22, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 9)

 .  HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the Nasdaq National Market and our own stock price, and our business.

 .  AFTER THE RE-GRANT, WHAT HAPPENS IF I AGAIN END UP UNDERWATER?

We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country.
This is therefore considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for ten years (or, in some cases, five years) from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

 .  WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. Our executive officers and directors are not eligible to participate in the offer.

 .  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact:

       John Amster
       Vice President, Corporate Development
       InterTrust Technologies Corporation,
       4750 Patrick Henry Drive
       Santa Clara, California 95054
       (telephone: (408) 855-0100)
       (facsimile: (408) 855-0144)
       (e-mail: jamster@intertrust.com)

                                 INTRODUCTION

InterTrust Technologies Corporation is offering to exchange all outstanding options to purchase shares of our common stock granted under the InterTrust Technologies Corporation 1995 Stock Plan, the InterTrust Technologies Corporation 1999 Equity Incentive Plan and the InterTrust Technologies Corporation 2000 Supplemental Plan (collectively, the "eligible option plans") that have an exercise price of $5.00 per share or more (after giving effect to InterTrust's two-for-one stock split on February 24, 2000) for new options we will grant under an eligible option plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to one hundred percent (100%) of the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of the InterTrust Board of Directors held more than six months and one day following the date we cancel the options accepted for exchange. If you choose to participate, you will be required to exchange all options granted on or after November 22, 2000, regardless of their exercise price, even if you are only electing to exchange options granted prior to November 22, 2000.

This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions which we describe in section 6 of this offer to exchange.

If you tender options for exchange, we will grant you new options under an eligible option plan and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq Market on the date of grant as reported in the print edition of The Wall Street Journal. The vesting schedule for the new options granted will be exactly the same as the vesting schedule for the cancelled options, and the other terms and conditions of the new options will be substantially the same as the cancelled options. On the replacement grant date, you will have vested in the same number of options as if you had not exchanged your options under this offer. Therefore, no employees will lose nor gain vesting in the new options, but rather the new options will vest on the same schedule as the prior options. The new options will be "blacked out", and you will not be able to exercise them, for three weeks following the replacement grant date, to let us handle administrative matters relating to the new grant.

If you are not an employee of InterTrust or one of our subsidiaries from the date you tender your options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for your tendered options if you are not any employee from the date you tender options through the date we grant the new options. The same is true if InterTrust is involved in an acquisition or merger before the date we grant new options, and you are not an employee of the surviving corporation after the transaction. Therefore, if you leave InterTrust or one of its subsidiaries (or in the case of an acquisition or merger, the surviving corporation) voluntarily, involuntarily, or for any other reason, before your new option is re-granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the re-grant that would have been issued on the replacement grant date.

As of May 24, 2001, options to purchase 16,300,000 shares of our common stock were issued and outstanding under the eligible option plans. Of these options, options to purchase 7,300,000 shares of our common stock had an exercise price of $5.00 or more. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 45% of the total shares of common stock issuable upon exercise of all options outstanding under the eligible option plans as of May 24, 2001.

All options accepted by us pursuant to this offer will be canceled.

                                   THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the eligible option plans all eligible outstanding options under the eligible option plans that are properly tendered and not validly withdrawn in accordance with section 4 before the "expiration date," as defined below. Eligible outstanding options are all options that have an exercise price of $5.00 per share (after giving effect to InterTrust's two-for-one stock split on February 24, 2000). In addition, if you choose to participate, you will be required to exchange all options granted on or after November 24, 2000, regardless of their exercise price, even if you are only electing to exchange options granted prior to November 24, 2000.

If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to one hundred percent (100%) of the number of shares subject to the options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events, including change of control events. All new options will be subject to the terms of an eligible option plan and to a new option agreement between us and you. IF YOU ARE NOT AN EMPLOYEE OF INTERTRUST OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. THEREFORE, IF YOU LEAVE INTERTRUST OR ONE OF ITS SUBSIDIARIES VOLUNTARILY, INVOLUNTARILY, OR FOR ANY OTHER REASON, BEFORE YOUR NEW OPTION IS RE-GRANTED, YOU WILL NOT HAVE A RIGHT TO ANY STOCK OPTIONS THAT WERE PREVIOUSLY CANCELLED, AND YOU WILL NOT HAVE A RIGHT TO THE RE-GRANT THAT WOULD HAVE BEEN ISSUED ON THE REPLACEMENT GRANT DATE.

Special considerations apply to employees located in Australia, Hong Kong, Japan and the United Kingdom. In some of these countries, the application of local taxation rules may have an impact upon the re-grant. We are planning a series of communication forums to those countries so affected.

The term "expiration date" means 9:00 p.m., Pacific time, on June 22, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

     (a) (1) we increase or decrease the amount of consideration offered for the options;

     (2) we decrease the number of options eligible to be tendered in the offer; or

     (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

     (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 14.

For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

2.   PURPOSE OF THE OFFER.

We issued the options outstanding under the eligible option plans for the following purposes:

 . to provide our employees an opportunity to acquire or increase a proprietary interest in InterTrust, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

 .  to encourage our employees to continue their employment with us.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. IT IS HOPED THAT THIS PROGRAM WILL AMELIORATE THE CURRENT UNDERWATER OPTIONS ISSUE, BUT IT IS NOT GUARANTEED THAT IT WILL DO SO GIVEN THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans, proposals or negotiations that relate to or would result in:

     (a) a material and extraordinary corporate transaction, such as a merger, reorganization or liquidation. Since our inception, we have acquired four companies (either by purchasing substantially all of the assets or all of the outstanding shares)-- MpegTV, LLC, Infinite Ink Corporation, PassEdge Corporation and PublishOne Inc. We expect to consider additional acquisitions from time to time;

     (b)  any purchase, sale or transfer of a material amount of our assets;

     (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d) any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     (e)  any other material change in our corporate structure or business;

     (f) our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

     (i) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

3.   PROCEDURES FOR TENDERING OPTIONS.

Proper Tender of Options.  To validly tender your options pursuant to the offer,
------------------------
you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents by fax at (408) 855-0144 or by email at jamster@intertrust.com or by post at 4750 Patrick Henry Drive, Santa Clara,
----------------------
California 95054, Attn: John Amster, Vice President, Corporate Development, before the expiration date.

If you do not turn in your letter of transmittal by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF

DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Determination of Validity; Rejection of Options; Waiver of Defects; No
----------------------------------------------------------------------
Obligation to Give Notice of Defects. We will determine, in our discretion, all
------------------------------------
questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.  Your tender of options pursuant to the
---------------------------------------
procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.   WITHDRAWAL RIGHTS.

You may only withdraw your tendered options in accordance with the provisions of this section 4.

You may withdraw your tendered options at any time before 9:00 p.m., Pacific time, on June 22, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 9:00 p.m., Pacific time, on July 23, 2001, you may withdraw your tendered options at any time after 9:00 p.m. Pacific time, on July 23, 2001.

To withdraw validly tendered options, an option holder must deliver to us at the address set forth on the back cover of this offer to exchange a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in section 3.

Neither InterTrust nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If your options are properly tendered and accepted for exchange on June 22, 2001, the scheduled expiration date of the offer, you will be granted new options on or after December 26, 2001, which is the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted new options on a subsequent business day which is on or about the first business day at least six months and one day following the extended expiration date.

If we accept options you tender in the offer, you will not receive any additional stock option grants until after the replacement grant date, even if you may have otherwise been eligible for additional stock option grants before the replacement grant date, in order for us to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer.

Your new options will entitle you to purchase a number of shares of our common stock which is equal to one hundred percent (100%) of the number of shares subject to the options you tender, subject to adjustments for any stock splits, stock dividends and similar events, including change of control events. IF YOU ARE NOT AN EMPLOYEE OF INTERTRUST OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. THEREFORE, IF YOU LEAVE INTERTRUST OR ONE OF ITS SUBSIDIARIES VOLUNTARILY, INVOLUNTARILY, OR FOR ANY OTHER REASON, BEFORE YOUR NEW OPTION IS RE-GRANTED, YOU WILL NOT HAVE A RIGHT TO ANY STOCK OPTIONS THAT WERE PREVIOUSLY CANCELLED, AND YOU WILL NOT HAVE A RIGHT TO THE RE-GRANT THAT WOULD HAVE BEEN ISSUED ON THE REPLACEMENT GRANT DATE.

If we are a party to a change of control transaction (i.e. a merger or consolidation of InterTrust with or into another entity or any other corporate reorganization or a sale, transfer or other disposition of all or substantially all of InterTrust's assets) before the new options are granted, we would require the surviving corporation to inherit our obligation to grant new options at the replacement date. The new options would still be granted on the replacement grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. The vesting schedule of the new options would give you the benefit of the acceleration provisions of your existing InterTrust options. HOWEVER, IN THE EVENT OF A CHANGE OF CONTROL TRANSACTION, THERE CAN BE NO ASSURANCE THAT YOU WILL NOT BE INVOLUNTARILY TERMINATED BY THE SUCCESSOR ENTITY BEFORE THE NEW OPTIONS ARE GRANTED, IN WHICH CASE YOU WOULD NOT RECEIVE ANY NEW OPTIONS.

For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn, if and when we give written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.   CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after May 24, 2001 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

          (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of InterTrust or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

          (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

          (3)  materially impair the contemplated benefits of the offer to us;
          or

          (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of InterTrust, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

(c) there shall have occurred:

          (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

          (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

          (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of InterTrust or on the trading in our common stock;

          (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of InterTrust or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

          (7) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

          (8) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 23, 2001;

(d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

          (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 22, 2001;

          (2)  any such person, entity or group that has filed a Schedule 13D or
          Schedule 13G with the SEC on or before June 22, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

     (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of InterTrust that, in our reasonable judgment, is or may be material to InterTrust.

The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons.

7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

Our common stock is quoted on the Nasdaq Market under the symbol "ITRU." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq Market.


                                                                                                  Low         High
                                                                                                  ---         ----
          Fiscal 1999

          Fourth Fiscal Quarter (beginning October 27, 1999).................................      $ 9.00      $93.63

          Fiscal 2000

          First Fiscal Quarter...............................................................      $44.63      $97.47
          Second Fiscal Quarter..............................................................      $15.63      $49.88
          Third Fiscal Quarter...............................................................      $11.81      $22.94
          Fourth Fiscal Quarter..............................................................      $ 3.38      $11.00

          Fiscal 2001

          First Fiscal Quarter...............................................................      $2.844      $6.781
          Second Fiscal Quarter (through May 23, 2001).......................................      $1.720      $3.875

As of May 23, 2001, the last reported sale price of our common stock, as reported by the Nasdaq Market, was $2.19 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration. We will issue new options to purchase common stock under an
-------------
eligible option plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to one hundred percent (100%) of the number of shares subject to the options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of 7,300,000 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 45% of the total shares of our common stock outstanding as of May 24, 2001.

Terms of New Options.  The new options will be nonstatutory options issued under
--------------------
an eligible option plan. We will issue a new option agreement to each option holder who has elected to exchange options in the offer. Except for the exercise price and the black out period, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options elected for exchange. This includes the vesting schedule and the vesting commencement date, which will both remain unchanged. The vesting acceleration provisions that apply in the event of a change of control will also remain unchanged.

The terms and conditions of your current option are set forth in the eligible option plan under which it was granted and the stock option agreement you entered into in connection with the grant.

The terms and conditions of the eligible option plans are summarized in the prospectuses prepared by us and previously distributed to you.

YOU MAY OBTAIN COPIES OF THESE PROSPECTUSES AND THE ELIGIBLE OPTION PLANS AS INDICATED BELOW.

U.S. Federal Income Tax Consequences of Options.  New options granted under the
-----------------------------------------------
eligible option plans are nonstatutory stock options that are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Under U.S. law, an optionee recognizes no taxable income upon the grant of a nonstatutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for the taxable year of InterTrust in which the ordinary income is recognized by the optionee.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

Our statements in this offer to exchange concerning the eligible option plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the eligible option plans and the form of option agreement under the eligible option plans. Please contact us at InterTrust Technologies Corporation, 4750 Patrick Henry Drive, Santa Clara, California 95054, Attn: John Amster, Vice President, Corporate Development, or by telephone at (408) 855-0100, to receive a copy of an eligible option plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

See "Additional Information" beginning on page 16 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data we have summarized above.

9. INFORMATION CONCERNING INTERTRUST

We have developed a general purpose digital rights management, or DRM, platform to serve as a foundation for providers of digital information, technology, and commerce services to participate in a global e-commerce system. We provide our DRM platform as software, tools, and hardware to licensees, which we call partners. These partners intend to offer digital commerce services and applications that collectively will form a global commerce system, which we have branded as the MetaTrust Utility.

DRM technologies protect and manage the rights and interests in digital information of artists, authors, producers, publishers, distributors, traders and brokers, enterprises, governments and other institutions, and consumers. The Internet and the music industry have dramatized the need for protection and management of digital information. The very characteristics that make the Internet ideal for distributing digital information also make it ideal for pirating. DRM is needed by any industry that distributes information that can be put into digital form.

Our DRM platform provides a foundation for people and organizations to define rules for using digital information and building commercial models. Our technology is designed to protect digital information, apply rules persistently after information is distributed, and automate many of the commercial consequences of using the information. Our general purpose DRM platform is designed to manage a broad range of rights across digital information and media types.

As of December 31, 2000, we had 61 partners including: ARM, Adobe, America Online, Blockbuster, BMG Entertainment, Cirrus Logic, Compaq, Creative Technology, Diamond Multimedia Systems, Enron, Mitsubishi Corporation, MusicMatch, Magex, PricewaterhouseCoopers, RioPort, Texas Instruments, Universal Music Group, and Wave Systems. These partners endorse or promote our products and services through various sales and marketing activities, including press releases and trade shows. Some of our partners, including BMG Entertainment and Universal Music Group, began offering commercial applications and services in the MetaTrust Utility in the second half of 2000.

See "Additional Information" beginning on page 16 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data about InterTrust.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

A list of our directors and executive officers is attached to this offer to exchange as Schedule A. Please see our Annual Report on Form 10-K/A, filed with the SEC on April 30, 2001, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of March 31, 2001. As of May 24, 2001, our 14 executive officers and directors as a group beneficially owned options outstanding under eligible option plans to purchase a total of 4,700,000 shares of our common stock, which represented approximately 6% of the shares subject to all options outstanding under the eligible plans as of that date.

Bruce Fredrickson and Satish Gupta, two of our directors, each received an option to purchase 40,000 shares of our common stock on May 2, 2001.

Except as otherwise described above, and other than ordinary course purchases under the InterTrust Technologies Corporation 1999 Employee Stock Purchase Plan and ordinary course grants of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by InterTrust or, to our knowledge, by any executive officer, director, affiliate or subsidiary of InterTrust.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the eligible option plans and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.


We believe that InterTrust will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

 . we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

 . the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.


12.      LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in section 6.

13.    MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the date of grant of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

Special tax considerations may apply to employees located in Australia, Hong Kong, Japan and the United Kingdom. In some of these countries, the application of local taxation rules may have an impact upon the re-grant. We are planning a series of communication forums for those countries so affected.

In particular, for employees in the United Kingdom, which has adopted new laws governing the exercise of stock options awarded after April 5, 1999, the grant of the new option will be subject to the execution of a joint election between you and InterTrust or any subsidiary of InterTrust to provide for the shifting of any Secondary Class 1 National Insurance Contribution liability in connection with the exercise, assignment, release or cancellation of the option from
         ---------------------------------------------
InterTrust and/or any subsidiary to you. This tax is currently set at 11.9% of the difference between the exercise price and the fair market value of the stock at the time of exercise. By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that InterTrust and/or any subsidiary realizes with respect to Secondary Class 1 National Insurance Contribution payments required to be paid by InterTrust and/or any subsidiary in connection with the exercise, assignment, release or
                                             --------------------------------
cancellation of the option. In addition, if you accept the new option, you will
------------
be authorizing InterTrust or the subsidiary to withhold any such Secondary Class 1 National Insurance Contributions from the payroll at any time or from the sale
                                                    -----------
of a sufficient number of Shares upon exercise, assignment, release or
                                      --------------------------------
cancellation of the option. In the alternative, you agree to make payment on
------------
demand for such contributions to InterTrust or any subsidiary that will remit such contributions to the Inland Revenue. If additional consents and/or any elections are required to accomplish the foregoing shifting of liability, you agree to provide them promptly upon request. If you do not enter into the joint election described above at the same time that you accept the new option, or if the joint election is revoked at any time by the Inland Revenue, InterTrust will have the right to cancel the new option without further liability.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.    EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

  (a) (1) we increase or decrease the amount of consideration offered for the options;

  (2) we decrease the number of options eligible to be tendered in the offer; or

  (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

  (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section 14.

15.    FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.    ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

       1. our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001;

       2. our amendment to our annual report on Form 10-K/A for our fiscal year ended December 31, 2000, filed with the SEC on April 30, 2001;

       3. our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2001, filed with the SEC on May 15, 2001;

       4. our Form S-8 (registering shares to be issued under the InterTrust Technologies Corporation 1995 Stock Plan and 1999 Equity Incentive
           Plan) filed with the SEC on November 2, 1999;

       5. our Form S-8 (registering shares to be issued under the InterTrust Technologies Corporation 1995 Stock Plan) filed with the SEC on January 19, 2000;

       6. our Form S-8 (registering shares to be issued under the InterTrust Technologies Corporation 1999 Equity Incentive Plan) filed with the SEC on April 3, 2000;

       7. Our Form S-8 (registering shares to be issued under the InterTrust Technologies Corporation 1999 Equity Incentive Plan and the 2000 Supplemental Plan) filed with the SEC on February 23, 2001; and

       8. the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on September 9, 1999, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 000-27287. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

        450 Fifth Street, N.W.         7 World Trade Center         500 West Madison Street
               Room 1024                    Suite 1300                     Suite 1400
        Washington, D.C. 20549         New York, New York 10048     Chicago, Illinois  60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq Market under the symbol "ITRU", and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                            Washington, D.C. 20006

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                      InterTrust Technologies Corporation
                         Attention: Investor Relations
                           4750 Patrick Henry Drive
                        Santa Clara, California  95054

or by telephoning us at (408) 855-0100 between the hours of 9:00 a.m. and 5:00 p.m., Santa Clara, California local time.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about InterTrust should be read together with the information contained in the documents to which we have referred you.

17.    MISCELLANEOUS.

When used in this offer to exchange, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to InterTrust Technologies Corporation or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by InterTrust with the SEC, including our annual report on Form 10-K filed on April 2, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include that our business model is new and unproven and we may not succeed in generating sufficient revenue to sustain or grow our business; that our quarterly operating results are volatile and difficult to predict; that we are dependent on international sales which subject us to a variety of risks; that if we or third parties do not deploy our technology and create a market for digital commerce, our business will be harmed; that we have a history of losses, and we expect our operating expenses and losses to increase significantly; that we need to significantly increase the number of companies that license our technology to sustain and grow our business; that the long and complex process of licensing our Commerce and other software and hardware products could delay the deployment of our technology and harm our business; that our Commerce and other software and hardware products have only recently been used by our licensees in pilot programs, making evaluation of our business and prospects difficult; that security breaches of our software and our licensees' software could result in decreased demand for our technology by our licensees or their customers or in litigation; that defects in our software and the software of our licensees could delay deployment of our technology and reduce our revenues; that if we are unable to continue obtaining third-party software and applications, we could be forced to change our product offering or find alternative suppliers, which could delay shipment of our product; that the market for digital rights management will be subject to rapid technological change and new product introductions and enhancements that we may not be able to address; that our markets are highly competitive and we may not be able to compete successfully against current or potential competitors, reducing our market share and revenue growth; that any acquisitions that we make could disrupt our business and harm our operating results; that we and our licensees may be found to infringe proprietary rights of others, resulting in litigation, redesign expenses, or costly licenses; that our or our licensees' products and services may be subject to a claim of patent infringement independent of any infringement by our software; that protection of our intellectual property is limited and efforts to protect our intellectual property may be inadequate, time consuming, and expensive; that to successfully license our product and grow our business, we must retain and attract key personnel; competition for these personnel is intense; that failure to appropriately manage our growth and expansion could seriously harm our business and operating results; that we have implemented anti-takeover provisions that could make it more difficult to acquire us; that stockholders may incur dilution as a result of future equity issuances; that our revenues may not grow and our stock price may decline if digital music commerce over the Internet does not develop; that we may not receive sufficient revenues to be successful and our stock price will decline if use of the Internet for commercial distribution of digital content is not widely accepted; that if standards for digital rights management are not adopted, confusion among content providers, distributors, and consumers may depress the level of digital commerce, which would reduce our revenues; and that we may face increased governmental regulation and legal uncertainties that could increase our costs and provide a barrier to doing business. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

InterTrust Technologies Corporation          May 24, 2001

                                  SCHEDULE A

        INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                      INTERTRUST TECHNOLOGIES CORPORATION

The directors and executive officers of InterTrust Technologies Corporation and their positions and offices as of May 24, 2001, are set forth in the following table:

                  NAME                                            POSITION AND OFFICES HELD
                  ----                                            -------------------------

Victor Shear                               Chairman of the Board and Chief Executive Officer
David Ludvigson                            President
David C. Chance                            Executive Vice Chairman of the Board
Edmund J. Fish                             Director and President, MetaTrust Utility
Greg Wood                                  Chief Financial Officer
David P. Maher                             Chief Technology Officer
Mark Ashida                                Chief Operating Officer
Patrick P. Nguyen                          Senior Vice President, Corporate Development
Talal Shamoon                              Senior Vice President, Media
Mark Scadina                               General Counsel
Bruce Fredrickson                          Director
Satish K. Gupta                            Director
David Lockwood                             Director
Timo Ruikka                                Director

The address of each director and executive officer is: c/o InterTrust Technologies Corporation, 4750 Patrick Henry Drive, Santa Clara, CA 95054.

                               OFFER TO EXCHANGE

                            ALL OUTSTANDING OPTIONS

       UNDER THE INTERTRUST TECHNOLOGIES CORPORATION STOCK OPTION PLANS

                    WITH AN EXERCISE PRICE OF $5.00 OR MORE
    (AFTER GIVING EFFECT TO A TWO-FOR-ONE STOCK SPLIT ON FEBRUARY 24, 2000)

                                      OF

                      INTERTRUST TECHNOLOGIES CORPORATION

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to John Amster, Vice President, Corporate Development, at InterTrust Technologies Corporation, 4750 Patrick Henry Drive, Santa Clara, California 95054 (telephone: (408) 855-0100) (facsimile: (408) 855-0144).

                                 May 24, 2001